Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Motorola Solutions, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-53120, 333-123879, 333-133736, 333-142845, 333-160137, and 333-204324) and Form S-3 (Nos. 333-223828, 333-230136 and 333-236705) of Motorola Solutions, Inc. of our report dated February 15, 2019, with respect to, the consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of Motorola Solutions, Inc.

/s/ KPMG LLP
Chicago, Illinois
February 12, 2021